UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
 Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒          Filed by a Party other than the Registrant  ☐

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☐	Soliciting Material Pursuant to §240.14A-12

TIMELINE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):     Total cash consideration of $2,000,000 (paid over 3 years)

	4)	Proposed maximum aggregate value of transaction: $2,000,000

	5)	Total fee paid: $454

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[Timeline Letterhead]

August 5, 2005

Dear Fellow Shareholders,

Enclosed are your proxy materials for the 2005 Annual Meeting of Timeline, Inc.  In addition to the election of Directors, the Company has two important proposals that require your immediate support.

The first proposal is asking shareholders to approve the sale of substantially all of the assets of the company’s software licensing business.  The second proposal is asking shareholders to approve an amendment to the company’s Articles of Incorporation to reduce the 75% super majority voting requirement to a simple majority.  In order to be approved, both of these proposals must have 75% of the company’s outstanding shares voting in favor.

EVERY VOTE IS CRITICAL - NO MATTER HOW MANY SHARES YOU OWN

Over a period of approximately a year and a half, the company sought interest from a number of parties in potential strategic transactions with Timeline, including the possible sale of all or a portion of Timeline’s assets or business.  The company received little interest in its patent business.  Of all the offers that were presented to the board of directors, only Global Software made a definitive acquisition proposal for all of the company’s software licensing business, both in the US and Europe.

All members of Timeline’s Board of Directors believe approving the proposed sale of Timeline’s software assets and stock of Analyst Financials Limited is in the best interest of our shareholders, our employees, and our customers.  The enclosed proxy statement will provide full disclosure regarding the transaction.  Following is a brief summary:

1.

If we continued to operate the software line of business, the 2006 Timeline budget indicates an inability to fund serious patent enforcement efforts yet predicts a negative cash flow from software operations in excess of our working capital balance.  There is a significant chance failure to combine with a company that can provide efficiencies of scale would result in insolvency.  At a minimum, in the absence of outside capital, which we have been unsuccessful in procuring, we believe the business would require cuts that will deplete, rather than enhance, Timeline’s value.

2.

The cost of being a small public company is high and going higher.  After careful consideration of the legal, practical and financial impediments to becoming a private company, it is the Board’s opinion Timeline will need to evaluate liquidation or some other transaction at some future date as a means to avoid continued costs of being public.  While the pending sale will not allow Timeline to liquidate immediately and Timeline will continue to be a public company, it is a significant step in that direction. Removing all major liabilities and fulfilling the legal and moral obligation of providing reliable long-term maintenance of products for our customers is a major component of this proposed transaction.  It also offers continued employment for the majority of our employees and allows the patent line of business to proceed with dramatically reduced costs.

3.

United States based employees’ salaries were reduced in February of 2002 by 20% to 40% and some employees were reduced to part-time status.  A bonus plan was substituted.  Amounts paid under the bonus plan have not approached the economic equivalent of the salary reductions.  After over three years, employees still make substantially less with no realistic opportunity in fiscal 2006 to either earn bonuses or restore pay to prior levels (unless from significant new patent revenues).  Consequently, the chance of losing key employees is high and our ability to attract competent replacements is hampered.

4.

Since March of 1998 we have generated approximately $14,000,000 in patent revenues yet have insufficient cash to fund major software initiatives.  Significant costs incurred in this line of business included losses on restricted stock taken in settlement of infringement actions, the defense of litigation initiated by Microsoft over its patent license, professional fees, and internal cost allocations.  (See pro forma history by segment included in the proxy statement).  Nevertheless, we believe that if the assumptions used in the pro forma were applied to the last six fiscal years, the patent line of business would have produced net income in excess of $5,000,000 even after covering the costs of being public.  Likewise, we believe the net loss from software operations would have been in excess of $7,500,000 without the costs of being public.  If we are able to procure significant patent license revenue in the future, having sold software operations should allow a major portion thereof to accumulate for ultimate distribution to shareholders; although, there are no assurances that we will be able to obtain any future patent license revenues, or the amount, if any, of distributions that may be made to shareholders.

5.

We believe that there is often a conflict between software operations and patent enforcement actions.  Under its existing distribution model, Timeline licenses Enterprise Resource Planning (ERP) vendors to resell Timeline’s software products.  Yet ERP vendors often provide their products on Microsoft SQL Server platforms, some of which may infringe the Timeline patents.  It is inconsistent with growing the software business through ERP resellers to simultaneously take all actions, including litigation, necessary to maximize the commercialization of the patent portfolio.  As a result, the sale of our software business removes this conflict to pursue patent enforcement actions.

6.

It is our opinion the reseller model of licensing software through ERP vendors is no longer a viable long-term strategy unless supplemented with direct and/or value added (services) sales methods.  The ERP market is quickly consolidating.  The large vendors are getting larger through acquisition, thereby decreasing the number of potential reseller partners.  These large ERP vendors are more likely to want to own their analytic applications.  Timeline has lost significant relationships as its resellers were acquired or themselves acquired competitive technologies.

7.

Insufficient capital makes changing our reseller model to a direct sale or a services model impractical.  It is not just a lack of monies to build sales and marketing, but the lack of a strong balance sheet to assure direct buyers of our longevity.

8.

We believe our products have enjoyed a technological advantage for a number of years.  However, new technologies require constant upgrading of products.  Without sufficient capital, our products may lose their most significant advantage.

9.

Timeline’s patents have a twenty (20) year life.  This coming January marks their tenth (10th) anniversary.  The statute of limitations in the United States is six years for infringement damages.  As an asset with a limited life, the patents should be commercialized as soon as practical.  This requires focus and capital.  While no one can assure success in the patent licensing arena, we believe that the sooner we stop utilizing all available resources on software operations, the more we can focus our remaining resources on pursuing patent licensing.

We have expended tremendous time and energy exploring every alternative in order to maximize shareholder value for Timeline shareholders.  We believe we gained good exposure and have negotiated a fair price.

We believe that it is now time to reorganize around our best opportunity to return value to all shareholders.  We believe this transaction will assure our other stakeholders they will be provided the jobs and upgrade paths they deserve.  We thank you for your continued support.

TIME IS OF THE ESSENCE AND EVERY VOTE IS CRITICAL

THANK YOU FOR VOTING PROMPTLY

Best regards,

Charles R. Osenbaugh
President/CEO